Exhibit 99.1

Reynolds American Inc.

To: From: Date: Re:

Directors and Executive Officers of Reynolds American Inc.

McDara P. Folan, III, Senior Vice President, Deputy General Counsel and Secretary

June 22, 2017

Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

On January 16, 2017, Reynolds American Inc. (“RAI”), British American Tobacco p.l.c. (“BAT”), BATUS Holdings Inc., a wholly owned subsidiary of BAT, and Flight Acquisition Corporation, a wholly owned subsidiary of BAT (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into RAI (the “merger”), with RAI surviving as a wholly owned subsidiary of BAT. Subject to the satisfaction or waiver of the conditions as set out in the Merger Agreement, including approval by shareholders of both RAI and BAT, it is currently expected (although not certain) that the merger will close on or about July 25, 2017 (the actual date of the closing of the merger, hereafter referred to as the “Transaction Date”).

Pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”), RAI is notifying you of likely upcoming restrictions, in connection with the closing of the merger, on your ability, directly or indirectly, to buy, sell or transfer certain RAI equity securities (and BAT equity securities after the closing of the merger). These temporary restrictions are mandated by the Act in the event of a blackout period that lasts more than three consecutive business days and impacts the RAI 401k Savings Plan (“401k Plan”), including the RAI Common Stock Fund as an investment option under the 401k Plan.

401k Plan participants have been advised that, if the merger is completed as expected, there likely will be a blackout period under the 401k Plan for more than three consecutive business days. The blackout period is currently expected to begin as of 4:00 p.m. (Eastern Time) two business days prior to the Transaction Date and to end within two to five business days following the Transaction Date (although this period could be longer).

The blackout period under the 401k Plan is necessary to ensure that all transactions in the RAI Common Stock Fund under the 401k Plan are fully completed before the effective time of the merger so that, after the effective time of the merger, the administrator of the 401k Plan can process the exchange of RAI common stock for BAT American depositary shares and cash, and implement the BAT Stock Fund as the post-closing successor under the 401k Plan to the RAI Common Stock Fund. During the blackout period, 401k Plan participants will be unable to make exchanges into or out of the RAI Common Stock Fund or the BAT Stock Fund. In addition, during the blackout period, if any portion of a participant’s account balance under the 401k Plan is invested in the RAI Common Stock Fund or the BAT Stock Fund, such participant will be unable to request a loan or distribution from the 401k Plan.

P.O. Box 2990 Winston-Salem, NC 27102 336.741.2000 www.reynoldsamerican.com

As noted above, it is currently expected that the Transaction Date will be on or about July 25, 2017. However, the actual closing date of the merger is not certain at this time, and as a result RAI is unable to determine the exact dates for the blackout period.

Because the 401k Plan includes the RAI Common Stock Fund (and will include the BAT Stock Fund after the Transaction Date) as an investment option, the Act requires that, during the blackout period for the 401k Plan, you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of RAI (and, after the merger, BAT) if those securities were acquired in connection with your service or employment as a director or executive officer of RAI. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or executive officer). However, those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of RAI or BAT equity and derivative securities during the potential blackout period. The restrictions on trading during the potential blackout period are in addition to those under the RAI Insider Trading Policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in RAI (or BAT) securities.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact McDara Folan at 336.741.5162 (folanm@rjrt.com) or Dean Tsipis at 336.741.3655 (tsipisc@rjrt.com), 401 N. Main Street, Winston-Salem, North Carolina 27101 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the potential blackout period.

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